Exhibit 10.9

RENT AND ADMINISTRATIVE SERVICES AGREEMENT

Between

PAXMEDICA, INC. and TARDIMED SCIENCES, LLC

This Rent and Administrative Services Agreement (this “Agreement”) is made and entered into as of the 1st day of July, 2020 (“Effective Date”), by and between PaxMedica, Inc., located at 50 Tice Boulevard, Suite A26, Woodcliff Lake, NJ 07677 (“COMPANY”), and TardiMed Sciences (“SERVICE PROVIDER”) with an address at TardiMed Sciences, LLC, located at 50 Tice Boulevard, Suite A26, Woodcliff Lake, NJ 07677 and referred to collectively as the “Parties” or singly for either entity as the “Party”.

Agreement

1.	Performance; Independent Contractor.

COMPANY hereby retains SERVICE PROVIDER, and SERVICE PROVIDER hereby agrees to be retained, to provide certain services (the “Services”) exclusively as an independent contractor of COMPANY. SERVICE PROVIDER shall perform the Services for COMPANY and shall commit such resources and professional time as is reasonably necessary to perform the Services.

2.	Consideration

COMPANY shall compensate SERVICE PROVIDER as per the terms and conditions in Exhibit A.

3.	Representations and Warranties of COMPANY.

The execution, delivery and performance of this Agreement by COMPANY will not result in any breach of, or default under, any term or provision of any agreement, obligation, instrument, judgment, decree, order, statute, rule or governmental regulation to which COMPANY is a party or by which COMPANY may be bound or which applies to COMPANY. COMPANY has all rights and permissions necessary for SERVICE PROVIDER to perform the Services. COMPANY is duly authorized to enter into this Agreement and perform its obligations hereunder.

4.	Representations and Warranties of SERVICE PROVIDER.

The execution, delivery and performance of this Agreement by SERVICE PROVIDER will not result in any breach of, or default under, any term or provision of any agreement, obligation, instrument, judgment, decree, order, statute, rule or governmental regulation to which SERVICE PROVIDER is a party or by which SERVICE PROVIDER may be bound or which applies to SERVICE PROVIDER. SERVICE PROVIDER has all rights and permissions necessary to perform the Services. If required, SERVICE PROVIDER has obtained all authorizations to enter into this Agreement and perform the obligations hereunder.

5.	Return of Materials

The SERVICE PROVIDER agrees to promptly return, following the termination of this Agreement or upon earlier request by the COMPANY, all tangible or digital or other electronic embodiments of the Confidential Information in the SERVICE PROVIDER’S possession and (i) supplied by the COMPANY in conjunction with the SERVICE PROVIDER’S performance of the Services under this Agreement or (ii) generated by the SERVICE PROVIDER in the performance of the Services under this Agreement.

6.	Term and Termination.

The term of this Agreement shall commence upon the Effective Date. This Agreement shall be in effect for twenty-four (24) months (“Initial Term”) from the Effective Date, unless earlier terminated for breach. Following the Initial Term, this Agreement will automatically renew on a yearly basis. At any time, this Agreement may be terminated by either Party for any reason or no reason upon thirty (30) calendar days’ written notice. Either Party may terminate this Agreement for breach of the other Parties’ material obligations hereunder at any time, and such breach is not cured within ten (10) calendar days following notification.

Should COMPANY choose to terminate a specific Service prior to completion for any reason, COMPANY agrees to pay SERVICE PROVIDER:

A.	all reasonable direct fees for Services performed up to the effective date of termination, and;

B.	all pre-approved non-cancelable costs for third party contracted Services and other expenses, if any, incurred in connection with any specific Service being terminated to the date of termination.

7.	Indemnification.

COMPANY will defend, indemnify, and hold SERVICE PROVIDER and its officers, trustees, affiliates, agents, servants, employees and independent contractors harmless from and against any third party claims, demands, suits, actions, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys’ fees, arising out of the Services or breach of any of the covenants of this Agreement by COMPANY (“SERVICE PROVIDER Losses”), and will pay any costs and damages which may be assessed against SERVICE PROVIDER, except that COMPANY shall not be obligated to indemnify SERVICE PROVIDER for SERVICE PROVIDER Losses to the extent they result from the negligence or willful misconduct of SERVICE PROVIDER.

SERVICE PROVIDER will defend, indemnify, and hold COMPANY and its officers, trustees, affiliates, agents, servants, employees and independent contractors harmless from and against any third party claims, demands, suits, actions, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys’ fees, arising out of the breach of any of the covenants of this Agreement by SERVICE PROVIDER (“COMPANY Losses”), and will pay any costs and damages which may be assessed against COMPANY, except that SERVICE PROVIDER shall not be obligated to indemnify COMPANY for COMPANY Losses to the extent they result from the negligence or willful misconduct of COMPANY.

8.	Notices.

All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three (3) calendar days after being sent by prepaid certified or registered U.S. mail to the address of the other Party to be noticed as set forth herein or such other address as such Party last provided to the other by written notice.

9.	Counterparts; Facsimile Signatures.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures received by facsimile shall be deemed to be original signatures.

10.	Injunctive Relief, Governing Law and Limitations of Liability.

Injunctive Relief. Notwithstanding the foregoing, the Parties shall (in addition to any other remedies that may be available, in law, in equity or otherwise) be entitled to seek injunctive relief in connection with the breach or threatened breach of the covenants of this Agreement without the necessity of proving actual damages.

Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

Limitations of Liability. Except in the case of willful misconduct, gross negligence or fraudulent behavior, in no event shall either Party or its respectful affiliates be liable to the other Party or its respective affiliates for any special, indirect, incidental, consequential or exemplary damages, including without limitation, lost savings, lost profits or other economic loss, or loss of records or data, as a result of or arising out of this Agreement, the provision of Services hereunder or any other matters relating to or arising from this Agreement, whether such claim be in tort, contract or otherwise and whether or not the possibility of such damages was reasonably foreseeable or disclosed.

11.	Assignment.

This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required if the COMPANY (i) makes an assignment to an affiliate, or (ii) makes an assignment in connection with the transfer or sale of all or substantially all of its business (whether by asset sale, merger, consolidation, or similar transaction) related to this Agreement. This Agreement shall be binding upon the permitted successors and assigns of the Parties.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by duly authorized representatives of all parties hereto as of the Effective Date.

TardiMed Sciences, LLC		PaxMedica, Inc.

By:	/s/ Michael Derby	By:	/s/ Howard Weisman
Name:	Michael Derby	Name:	Howard Weisman
Title:	Managing Partner	Title:	Chief Executive Officer

Exhibit A

Services and Compensation

I.	Services

A.	SERVICE PROVIDER shall provide use of its offices and office space, as needed and with reasonable notice, to the Company. In addition, SERVICE PROVIDER shall provide access on its premises to administrative services including photocopy, facsimile and shredding services, internet and telephone communications, courier or mail services, reasonable office storage, supplies and food items. Finally, SERVICE PROVIDER shall provide reasonable administrative personnel services, comprising management of payroll, accounts receivable and accounts payable, expense tracking and reimbursement, travel management and logistics, and other related administrative services.

II.	Compensation

A.	COMPANY shall pay SERVICE PROVIDER all fees, expenses and other amounts owed to SERVICE PROVIDER for Services within thirty (30) days of receipt of an invoice from SERVICE PROVIDER without any setoff or deduction.

B.	Service activities will be billed at a fixed monthly rate of $15,000 per month.

C.	Approved out of pocket and vendor expenses (i.e., Travel, FedEx etc.) will be billed at cost. Out of pocket and vendor expenses exceeding $50.00 shall be agreed upon in writing before these expenses are incurred.

D.	Invoicing and Payment Terms

1)	Monthly invoices for Services will be prepared and forwarded approximately five (5) days after the start of the month during which the corresponding services are provided. Invoices ordinarily will be dated as of the first day of the month for which they apply and will be submitted electronically. Invoices shall be submitted to: jlucchese@paxmedica.com.

2)	Supporting documentation for invoices will be submitted including receipts for expenses of $25.00 or greater per transaction.

3)	SERVICE PROVIDER shall provide Form W-9 to COMPANY accompanying the first invoice

4)	FORM 1099 shall be submitted by COMPANY annually

5)	SERVICE PROVIDER’s invoices shall be paid to:

  TardiMed Sciences, LLC

  50 Tice Boulevard, Suite A26

  Woodcliff Lake, NJ 07677

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